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                         SECURITIES PURCHASE AGREEMENT

                           DATED AS OF JULY 21, 1997

                                 BY AND BETWEEN

                             INLAND RESOURCES INC.

                                      AND

                      JOINT ENERGY DEVELOPMENT INVESTMENTS
                              LIMITED PARTNERSHIP





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                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
         Section 1.       Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Section 2.       Issuance and Purchase of Series C Preferred Stock . . . . . . . . . . . . . . . . . . . . . . 2
                 (a)      Issuance and Purchase of Series C Preferred Stock . . . . . . . . . . . . . . . . . . . . . . 2
                 (b)      The Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 3.       Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (a)      Corporate Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (b)      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (c)      Consents and Approval; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (d)      Offering of the Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
                 (e)      Broker's or Finder's Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (f)      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (g)      Publicly Filed Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
                 (h)      No Restrictions on Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (i)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (j)      Financial Statements; Financial Condition; etc. . . . . . . . . . . . . . . . . . . . . . . . 6
                 (k)      Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (l)      Use of Proceeds; Margin Regulations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (m)      Tax Returns and Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
                 (n)      ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
                 (o)      Investment Company Act; Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . 7
                 (p)      True and Complete Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (q)      Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 (r)      Ownership of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (s)      No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (t)      Licenses, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (u)      Compliance With Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (v)      No Burdensome Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (w)      Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
                 (x)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 4.       Representations and Warranties of the Purchaser . . . . . . . . . . . . . . . . . . . . . .  10
                 (a)      Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (b)      Consents and Approval; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (c)      Securities Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 5.       Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (a)      Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (b)      Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (c)      Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11




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
                 (d)      Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (e)      No Restrictions on Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (f)      Certain Public Utility Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 6.       Purchaser's Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (a)      Representations and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (b)      Registration Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (c)      Tagalong Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (d)      Certificate of Designation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (e)      Due Diligence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (f)      Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (g)      Conversion of Series B Preferred Shares.  . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (h)      Payment of Expenses and Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (i)      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 7.       Company's Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (a)      Representations and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 8.       Termination, Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (a)      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (b)      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 9.       Maintenance Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 10.      Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (a)      Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (b)      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (c)      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (d)      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (e)      Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (f)      Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (g)      Dispute Resolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16





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


                         SECURITIES PURCHASE AGREEMENT


         This Securities Purchase Agreement (the "Agreement") is made and entered into as of the 21st of July, 1997, by and between Inland Resources Inc. (the "Company") and Joint Energy Development Investments Limited Partnership (the "Purchaser").

         Section 1.       Definitions.     As used in this Agreement, the
following terms have the meanings indicated:

                 "AAA" has the meaning ascribed to such term in Section 10(g).

                 "Affiliate" shall have the meaning given to such term in Rule 405 under the Securities Act.

                 "Closing" has the meaning ascribed to such term in Section
2(b).

                 "Closing Date" has the meaning ascribed to such term in
Section 2(b).

                 "Common Stock" means the common stock, par value $.001 per share, of the Company.

                 "Credit Agreement" means the Credit Agreement, among Inland Production Company, the banks named therein and Canadian Imperial Bank of Commerce, as agent, dated as of June 30, 1997.

                 "Dispute" has the meaning ascribed to such term in Section
10(g).

                 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 "Governmental Authority" means the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality thereof.

                 "Material Adverse Effect" means any material adverse effect on the financial condition, prospects, assets, business or operations of the Company and its Subsidiaries taken as a whole.

                 "Mediator" has the meaning ascribed to such term in Section 10(g).

                 "Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit A.

                 "SEC Reports" has the meaning ascribed to such term in Section 3(g).

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Series C Preferred Stock" means the Series C Cumulative Convertible Preferred Stock, par value $.001 per share, of the Company.

                 "Subsidiary" means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Such term shall also refer to any other partnership, limited partnership, joint venture, trust, or other business entity in which such entity has a material interest.

                 "Shares" has the meaning ascribed to such term in Section
2(a).

                 "Tagalong Agreement" means the Tagalong Agreement in the form attached hereto as Exhibit B.

                 "Transactions" means the issuance and sale of the Shares to the Purchaser and the other transactions contemplated by this Agreement, the Registration Rights Agreement and the Tagalong Agreement.

                 All capitalized terms not defined and used herein shall have the meaning set forth in the Credit Agreement.

         Section 2.       Issuance and Purchase of Series C Preferred Stock.

                 (a) Issuance and Purchase of Series C Preferred Stock. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser (or the Purchaser's designee) agrees to subscribe for and purchase from the Company, 100,000 shares (the "Shares") having the relative rights, preferences, privileges and limitations set forth on the "Articles of Amendment to the Articles of Incorporation of Inland Resources Inc." ("Certificate of Designation") attached hereto as Exhibit C and incorporated herein for all purposes by this reference (the "Series C Preferred Stock"), for an aggregate purchase price of $10,000,000 ($100.00 per share of Series C Preferred Stock) (the "Purchase Price").

                 (b) The Closing. Subject to the terms and conditions of this Agreement, the issuance and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of the Purchaser or such other location as may be agreed by the parties at 10:00 a.m. (Denver time) on July 21, 1997, or such later date as may be agreed by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date." On the Closing

         Date, the Company will deliver the Shares registered in the name of the Purchaser and/or the Purchaser's nominees or designees upon receipt of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by the Company, or by such other method as is mutually agreed to by the Purchaser and the Company. Such certificates shall bear appropriate restrictive legends deemed necessary by the Company to comply with applicable securities laws. Prior to the Closing, the Company shall have filed with the Secretary of State of Washington the Certificate of Designation.

         Section 3. Representations and Warranties of the Company. The Company represents and warrants to the Purchaser as of the date hereof as follows:

                 (a) Corporate Status. Each of the Company and its Subsidiaries (i) is a duly organized and validly existing corporation or partnership in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or partnership power and authority to own its property and assets and to transact the business in which it is engaged or presently proposed to engage and
         (iii) has duly qualified and is authorized to do business and is in good standing as a foreign corporation or partnership in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so quality, individually or in the aggregate, could not have a Material Adverse Effect. The copy of the Amended and Restated Articles of Incorporation of Inland Resources Inc. filed as exhibit
         3.1 to the Company's Form 10-QSB for the quarter ended June 30, 1996 is a true, correct and complete copy of the Company's Articles of Incorporation, except for the amendments set forth in the Certificate of Designation. Except for the Certificate of Designation, no other amendment to the Company's Articles of Incorporation has been approved by the Board of Directors or stockholders of the Corporation or filed with the Washington Secretary of State.

                 (b) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the Transactions to be performed by the Company. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the Transactions to be performed by the Company have been duly and validly authorized by all necessary action on the part of the Board of Directors of the Company, and no other corporate proceedings are necessary to authorize the execution and delivery of this Agreement and the Registration Rights Agreement by the Company or to consummate the Transactions to be performed by the Company, other than filing the Certificate of Designation with the Secretary of State of Washington on the Closing Date, and as a result of the prior approval by at least a majority of the Company's Board of Directors of the Purchaser's purchase of Shares the provisions of RCW23B.19.040 of the Washington Business Corporation Act are inapplicable to the Purchaser. This Agreement and the Registration Rights Agreement have been duly and validly executed and delivered by the

         Company and, assuming each of this Agreement and the Registration Rights Agreement constitutes a valid and binding obligation of the Purchaser, each of this Agreement and the Registration Rights Agreement constitutes, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. Upon receipt by the Company of the Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. The shares of Common Stock underlying the Shares have been reserved for issuance, and such shares of Common Stock upon conversion of the Shares will be validly issued, fully paid and non-assessable and free of any preemptive rights.

                 (c) Consents and Approval; No Violation. Neither the execution, delivery or performance of this Agreement or the Registration Rights Agreement by the Company, the consummation of the Transactions to be performed by the Company nor compliance by the Company with any of the provisions hereof or of the Registration Rights Agreement will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation or by-laws of the Company or any of its Subsidiaries, assuming, for this purpose, the Certificate of Designation has been filed with the Secretary of State of Washington; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, including those of the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality thereof (herein referred to as a "Governmental Authority"), except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made; (iii) result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; (iv) result in the creation or imposition of any lien, charge or other encumbrance on the assets of the Company or any of its Subsidiaries; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective assets.

                 (d) Offering of the Shares. The offer, sale and issuance of the Shares pursuant to this Agreement do not require registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), or registration or qualification under any applicable state "blue sky" or securities laws, based on available non-public offering exemptions which are based, in part, on the representations of the Purchaser in Section 4(c). The Company has not taken, directly or indirectly, nor will it take any action which will subject the issuance or sale of any of the Shares to be in violation of the provision of Section 5 of the Securities Act or the provisions of any securities, blue sky law or similar law of any applicable jurisdiction.

                 (e) Broker's or Finder's Commissions. Except as referred to herein, no broker's or finder's fees or commissions will be payable by the Company in connection with the issuance and sale of the Shares or the Transactions.

                 (f) Capitalization. (i) As of the date hereof, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, and 20,000,000 shares of Class A preferred stock, par value $.001 per share ("Preferred Shares"). As of the date hereof, 6,319,059 shares of Common Stock and no Series A Preferred Shares or Series B Preferred Shares (other than the 1,000,000 shares of Series B Preferred Shares being converted concurrently with the purchase and sale of Shares at the Closing) were issued and outstanding. All Series A Preferred Shares and Series B Preferred Shares will have been canceled and will have been returned to authorized but unissued Preferred Shares as of the Closing. Except with the consent of the Purchaser, the Company will not, prior to the Closing, authorize or issue any Common Stock or Preferred Stock (other than upon exercise of outstanding options or warrants), and will not repurchase or redeem any Common Stock or Preferred Stock. All such issued and outstanding shares of capital stock of the Company are validly issued, fully paid, non-assessable and free of any preemptive rights. Other than the Shares issuable pursuant to this Agreement or the shares of Common Stock underlying the Shares, neither the Company nor any Subsidiary has any shares of its capital stock reserved for issuance, except for 697,300 shares of Common Stock issuable pursuant to the Company's employee stock option plans, of which options for 221,300 shares are outstanding, and 656,911 shares issuable pursuant to other outstanding subscriptions, options and warrants. There are no other (x) outstanding options, warrants or securities convertible into Common Stock or (y) contracts, commitments, agreements, understandings or arrangements of any kind to which the Company is a party relating to the issuance of any capital stock of the Company, other than this Agreement. Except as set forth on Schedule 3(f), the Company is not a party to or bound by any agreement with respect to any of its securities which grants registration rights to any person.

                          (ii) As of the Closing Date, the authorized capital stock of the Company shall consist of 25,000,000 shares of Common Stock, and 20,000,000 Preferred Shares, of which 100,000 shares shall have been designated as Series C Cumulative Convertible Preferred Stock pursuant to the Certificate of Designation. Upon issuance at the Closing Date, the Shares will be duly authorized, validly issued, fully paid and nonassessable and shall have been issued free of any preemptive right and free from all liens.

                 (g) Publicly Filed Documents. Each of the Company's Annual Report on Form 10-KSB for the period ended December 31, 1996, and its Quarterly Report on Form 10-QSB for the period ended March 31, 1997 (the "SEC Reports"), as of its filing date, complied in all material respects, both as to form and content, with all applicable requirements of the Exchange Act and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has made all filings required to be made by it with the Commission pursuant to Sections 12, 13, 14 and 15 of the Exchange Act. All of such filings, and all filings made by the Company with the Commission pursuant to such sections, rules and regulations although not required to be made, complied in all material respects, as to both form and content, with all applicable requirements of the Exchange Act and the rules and regulations thereunder, and, at the time of filing, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 (h) No Restrictions on Affiliates. Neither the Company nor any of its Subsidiaries is a party to any agreement that would purport to impose restrictions or limitations on any affiliate of the Company (other than its controlled affiliates).

                 (i) Litigation. There are no actions, suits or proceedings pending or threatened (i) with respect to any of the Transactions or (ii) that could, individually or in the aggregate, result in a Material Adverse Effect.

                 (j) Financial Statements; Financial Condition; etc. Each of the financial statements included in the SEC Reports were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial condition and the results of operations of the entities covered thereby on the dates and for the periods covered thereby, except as disclosed in the notes thereto and, with respect to interim financial statements, subject to normally recurring year-end adjustments. Neither the Company nor any of its Subsidiaries has any material liability (contingent or otherwise) not reflected in such financial statements or in the notes thereto.

                 (k) Material Adverse Change. Since March 31, 1997, there has occurred no event, act or condition which has had, or could have, a Material Adverse Effect.

                 (l) Use of Proceeds; Margin Regulations. All proceeds from the issuance of Shares will be used by the Company only in accordance with the provisions of Section 5(a). No part of the proceeds from the issuance of Shares will be used by the Company to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the purchase of the Shares nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

                 (m) Tax Returns and Payments. Each of the Company and its Subsidiaries has filed all tax returns required to be filed by it and has paid all taxes and assessments payable by it which have become due, other than those not yet delinquent or those that are reserved against in accordance with generally accepted accounting principles which are being diligently contested in good faith by appropriate proceedings.

                 (n) ERISA. Neither the Company nor any of its Subsidiaries has any Plans other than those listed on Schedule 4.11 to the Credit Agreement. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan. There are no unfunded benefit liabilities under any Plan. The Company and each member of its ERISA Controlled Group have complied with the requirements of
         Section 515 of ERISA with respect to each Multiemployer Plan and is not in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. The aggregate potential total withdrawal liability, and the aggregate potential annual withdrawal liability payments of the Company and the members of its ERISA Controlled Group as determined in accordance with Title IV of ERISA as if the Company and the members of its ERISA Controlled Group had completely withdrawn from all Multiemployer Plans is not greater than $500,000 and $100,000, respectively. To the best knowledge of the Company and each member of its ERISA Controlled Group, no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been, or is expected by the Company or any member of its ERISA Controlled Group to be, incurred by the Company or any member of its ERISA Controlled Group. Except as otherwise disclosed on Schedule
         4.11 to the Credit Agreement, neither the Company nor any member of its ERISA Controlled Group has any contingent liability with respect to any post-retirement benefit under any "welfare plan" (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA. No lien under Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under
         Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by the Company or any member of its ERISA Controlled Group to be imposed on the assets of the Company or any member of its ERISA Controlled Group.

                 (o) Investment Company Act; Public Utility Holding Company Act. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. The Company does not own or operate any facility used for the generation, transmission or distribution for sale of electric energy or any facility used for the retail distribution of natural or manufactured gas, each within the meaning of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). The Company is not an "electric utility company" or a "gas utility company" within the meaning of the 1935 Act. The Company is not (i) a "holding company," (ii) a "subsidiary company," an "affiliate" or "associate company" of a

         "holding company" or (iii) an "affiliate" of a "subsidiary company" of a "holding company," each within the meaning of the 1935 Act. The Company is not subject to regulation as a public utility or public service company (or similar designation) by any state in the United States, by the United States, by any foreign country or by any agency or instrumentality of any of the foregoing.

                 (p) True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of the Company in writing to the Purchaser on or prior to the Closing Date, for purposes of or in connection with this Agreement or any of the Transactions is true and accurate in all material respects on the date as of which such information is dated or furnished and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time. As of the date hereof, there are no facts, events or conditions known to the Company which, individually or in the aggregate, have or could be expected to have a Material Adverse Effect.

                 (q)      Environmental Matters.

                          (i) Each of the Company and its Subsidiaries and their Environmental Affiliates are in material compliance with all applicable Environmental Laws, (y) each of the Company and its Subsidiaries and their Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted, none of the Company nor its Subsidiaries nor any of their Environmental Affiliates has received any communications (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or its Subsidiaries or Environmental Affiliate is not in full compliance with all Environmental Laws, and to the Company's best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future.

                          (ii) There is no Environmental Claim pending or threatened against the Company or its Subsidiaries or its Environmental Affiliate.

                          (iii) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against any of the Company or its Subsidiaries or any of their Environmental Affiliates.

                          (iv) Without in any way limiting the generality of the foregoing, (x) there are no on-site or off-site locations in which any of the Company or its Subsidiaries or its Environmental Affiliate has stored, disposed or arranged for the disposal of

                 Materials of Environmental Concern, (y) there are no underground storage tanks located on property owned or leased by any of the Company or its Subsidiaries or its Environmental Affiliate, (z) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or, to the knowledge of the Company or its Subsidiaries, leased by the Company or its Subsidiaries or its Environmental Affiliate, and (w) no polychlorinated biphenyls (PCB's) are used or stored at any property owned or, to the knowledge of the Company or its Subsidiaries leased by the Company or its Subsidiaries or its Environmental Affiliate.

                 (r) Ownership of Property. The Company and its Subsidiaries have good and marketable fee simple title to or valid leasehold interests in all of their real property and good title to all of their personal property subject to no lien of any kind, except the liens granted pursuant to the Credit Agreement and related documents. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all of their respective leases.

                 (s) No Default. Neither the Company nor any of its Subsidiaries is in default under or with respect to any other agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect which could result in a Material Adverse Effect.

                 (t) Licenses, etc. The Company and its Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals which are necessary for the operation of their respective businesses as presently conducted.

                 (u) Compliance With Law. Each of the Company and its Subsidiaries is in material compliance with all laws, rules, regulations, orders, judgments, writs and decrees.

                 (v) No Burdensome Restrictions. Neither the Company nor its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could have a Material Adverse Effect.

                 (w) Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company or any of its Subsidiaries, and none of such Persons has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

                 (x) Insurance. The Company and its Subsidiaries maintain property, casualty, general liability and other insurance policies with coverage limits in amounts and with carriers as in each case are customary in accordance with sound business practices and which the Company believes are adequate under the circumstances.

         Section 4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof as follows:

                 (a) Authority. The Purchaser has all requisite partnership power and authority to execute and deliver this Agreement and to consummate the Transactions to be performed by the Purchaser. The execution and delivery of this Agreement and the consummation of the Transactions to be performed by the Purchaser have been duly and validly authorized by all necessary action on the part of the Purchaser, and no other proceedings are necessary to authorize the execution and delivery of this Agreement by the Purchaser or to consummate the Transactions to be performed by the Purchaser. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms.

                 (b) Consents and Approval; No Violation. Neither the execution and delivery of this Agreement by the Purchaser, the consummation of the Transactions to be performed by the Purchaser, nor compliance by the Purchaser, with any of the provisions hereof will
         (i) conflict with or result in any breach of any provisions of the organizational documents of the Purchaser or any of its Subsidiaries,
         (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made, (iii) result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which the Purchaser, or any of its Subsidiaries is a party or by which the Purchaser or any of its Subsidiaries, or any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser, any of its Subsidiaries or any of their respective assets.

                 (c) Securities Laws. The Purchaser has such knowledge and experience in financial and business matters as enables it or him to evaluate the merits and risks of an investment in the Shares. The Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. The Purchaser is acquiring the Shares for its own account and not with the view to resale or redistribution thereof in violation of the Securities Act. The Purchaser acknowledges that it may not transfer the Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that a legend to such effect shall be included on the certificate representing the Shares.

         Section 5.       Covenants.

                 (a) Use of Proceeds. The entire amount of the cash proceeds from the issuance of the Securities shall be used by the Company on the Closing Date for working capital or the acquisition of oil and gas properties.

                 (b) Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, Environmental Laws, except where failure to comply will not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

                 (c) Access to Information. The Purchaser shall have the right (x) to receive prior notice of any proposed action by the Company's Board of Directors, and to receive reasonable notice of and to attend any meeting of the Company's Board of Directors, (y) to receive, promptly after they are produced, all management reports and management accounts relating to the Company and (z) upon reasonable notice, to have reasonable access to the books and records of the Company.

                 (d) Public Announcements. The Company and the Purchaser will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Transactions and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreements between the Company and NASDAQ.

                 (e) No Restrictions on Affiliates. Neither the Company nor any of its Subsidiaries will enter into any agreement that would purport to impose restrictions or limitations on any affiliate of the Company (other than its controlled affiliates).

                 (f) Certain Public Utility Matters. Except as contemplated herein, the Company will not take any action that would be inconsistent with the representations contained in paragraph 3(o) hereof so long as the Purchaser holds any Shares or Common Stock underlying the Shares.

         Section 6. Purchaser's Conditions. The obligations of the Purchaser to effect the closing of the Shares on the Closing Date are subject to the satisfaction of the following conditions any one or more of which may be waived by the Purchaser.

                 (a) Representations and Covenants. The representations and warranties contained in Section 3 hereof shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date. The Company shall have complied with all of its obligations contained herein performance of which is required on or prior to the Closing Date. The Purchaser shall have received a certificate to the foregoing effect executed by an officer of the Company.

                 (b) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement.

                 (c) Tagalong Agreement. All the parties to the Tagalong Agreement (other than the Purchaser) shall have executed and delivered the Tagalong Agreement.

                 (d) Certificate of Designation. The Certificate of Designation in the form of Exhibit C shall have been filed with the Secretary of State of Washington on or before the Closing Date.

                 (e) Due Diligence. The Purchaser shall, prior to the Closing Date, be satisfied, in its sole discretion, with the results of its legal and business due diligence of the Company.

                 (f) Material Adverse Effect. Since March 31, 1997, there has occurred no event, act, or condition which has had, or could have, a Material Adverse Effect.

                 (g) Conversion of Series B Preferred Shares. All of the Series B Preferred Shares shall have been converted into an aggregate of 1,977,671 shares of Common Stock.

                 (h) Payment of Expenses and Fees. The Company shall have paid to or on behalf of the Purchaser all amounts payable pursuant to
         Section 10(e) and shall have paid to ECT Securities Corp. a structuring fee in the amount of $400,000.

                 (i) Opinion of Counsel. The Purchaser shall have received an opinion of the Company's counsel at the Closing, in the form reasonably requested by the Purchaser.

         Section 7. Company's Conditions. The obligations of the Company to issue and sell the Shares are subject to the satisfaction of the following conditions any one or more of which may be waived by the Company:

                 (a) Representations and Covenants. The representations and warranties contained in Section 4 hereof shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date. The Purchaser shall have complied with all of its obligations contained herein performance of which is required on or prior to the Closing

         Date. The Company shall have received a certificate to the foregoing effect executed by an officer of the Purchaser, as applicable.

         Section 8.       Termination, Amendment and Waiver.

                 (a) Termination. The transactions contemplated hereby may be abandoned at any time prior to the Closing, as follows:

                          (i) By the mutual written consent of the Company and the Purchaser; or

                          (ii)    by the Company, on one hand, or the
                 Purchaser, on the other hand, if there shall have been a breach by the other party of any of the covenants contained herein or if any representation or warranty made by any other party is untrue in any material respect.

                 (b) Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8(a)(i) or (ii), this Agreement shall forthwith become void and have no effect with respect to the Transactions, without any liability in respect to the Transactions on the part of any party other than
         Section 10(e).

         Section 9.       Maintenance Rights.

                 (a) The Company hereby grants to the Purchaser the right to purchase a pro rata share of New Securities (as defined in this Section 9) which the Company may, from time to time, propose to sell and issue. The Purchaser's pro rata share, for purposes of this right, is the ratio of the number of shares of Common Stock owned by the Purchaser immediately prior to the issuance of New Securities, assuming full conversion of the Shares, to the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities, assuming full conversion of the Shares and exercise of all outstanding rights, options and warrants to acquire Common Stock of the Company. "New Securities" shall mean any capital stock (including Common Stock and/or Preferred Shares) of the Company whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for capital stock; provided that the term "New Securities" does not include (i) securities issued upon conversion of the Shares; (ii) securities issued pursuant to the acquisition of another business entity or business segment of an entity or property (other than cash) of an entity or person; (iii) securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors; (iv) securities issued in a public offering pursuant to a registration under the Securities Act; and (v) securities issued in connection with any stock split, stock dividend or recapitalization of the Company.

                 (b) In the event the Company proposes to undertake any issuance of New Securities, it shall give the Purchaser written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. The Purchaser shall have ten (10) days after any such notice is mailed or delivered to agree to purchase the Purchaser's pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased, which purchase the Purchaser may condition upon the Company selling the remainder of the New Securities proposed to be sold.

                 (c) In the event the Purchaser fails to exercise fully the right within said ten (10) day period, the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of said agreement) to sell the New Securities respecting which the Purchaser's right set forth in this Section 9 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company's notice to the Purchaser pursuant to Section 9(b). In the event the Company has not sold within said 120-day period or entered into an agreement to sell the New Securities in accordance with the foregoing within one hundred twenty (120) days from the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Purchaser in the manner provided in
         Section 9(b) above.

                 (d) The right set forth in this Section 9 may not be assigned or transferred, except that such right is assignable by the Purchaser to any subsidiary or parent of, or to any Affiliate of the Purchaser.

                 (e) The Purchaser shall be given a reasonable opportunity to co-manage any high-yield debt offering or long-term debt offering by the Company.

                 (f) The provisions of this Section 9 shall terminate upon the redemption or conversion of all the Series C Preferred Stock.

         Section 10.      Miscellaneous.  (a)      Entire Agreement.  This
Agreement and the agreements attached hereto as Exhibits A and B (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

                 (b) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to the Company:

                 Inland Resources Inc.
                 475 17th Street
                 Suite 1500
                 Denver, Colorado  80202
                 Fax: 303-296-4070
                 Attn:  Kyle R. Miller

                 With a copy to:
                 Glast, Phillips and Murray, P.C.
                 2200 One Galleria Tower
                 13355 Noel Road, L.B. 48
                 Dallas, Texas 75240-6657
                 Fax: 214-419-8329
                 Attn: Mike Parsons

If to the Purchaser:

                 Joint Energy Development Investments Limited Partnership c/o Enron Corp.
                 1400 Smith
                 Houston, Texas 77002
                 Fax: (713) 646-3602
                 Attn: Donna Lowry - Director, 28th Floor

                 Enron Capital & Trade Resources Corp.
                 1200 17th Street, Suite 2750
                 Denver, Colorado 80202
                 Fax: (303) 534-2205
                 Attn: Phil Walton

                 (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws in the State of Texas applicable to agreements made and wholly performed in the State of Texas.

                 (d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                 (e) Expenses. Except as otherwise provided herein or in the Registration Rights Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with transactions contemplated hereby, including fees and expenses of its representatives, provided, however, that the Company shall pay all of the Purchaser's legal fees, professional fees and other transaction costs up to $25,000 incurred in connection with the evaluation and negotiation of the transactions contemplated hereby.

                 (f) Assignment. Except as provided in this Agreement, neither the Purchaser nor the Company may assign its or his rights or obligations hereunder; provided, however, the Purchaser may assign its rights to acquire the Shares to an affiliate, provided such assignment shall not relieve the Purchaser of its obligations hereunder.

                 (g) Dispute Resolution. (i) Any controversy, dispute or claim arising out of or relating to this Agreement or the Registration Rights Agreement or the Transactions (a "Dispute") shall be submitted to non-binding mediation upon the request of the Company or the Purchaser on the following terms. Upon the request of either party, a neutral mediator acceptable to both parties (the "Mediator") shall be appointed within fifteen (15) days. The Mediator shall attempt, through negotiations in any manner deemed reasonably appropriate by the Mediator, in which the parties shall participate, to resolve the Dispute. The Mediator shall be compensated at a rate agreeable to the Company, the Purchaser and the Mediator, and each of the Company and the Purchaser shall pay its pro rata share of such compensation and other expenses of the mediation.

                          (ii) In the event that the Dispute has not been resolved within 30 days after the appointment of the Mediator, the Dispute shall be resolved by arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section 10(g), the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the United States Arbitration Act. Judgment on any matter rendered by arbitrators may be entered in any court having jurisdiction. Any arbitration shall be conducted before three arbitrators. The arbitrators shall be individuals knowledgeable in the subject matter of the Dispute. Each party shall select one arbitrator and the two arbitrators so selected shall select the third arbitrator. If the third arbitrator is not selected within thirty
         (30) days after the request for an arbitration, then any party may request the AAA to select the third arbitrator. The arbitrators may engage engineers, accountants or other consultants they deem necessary to render a conclusion in the arbitration proceeding. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in

         Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the arbitrators shall make specific written findings of fact and conclusions of law. The arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. All fees of the arbitrators and any engineer, accountant or other consultant engaged by the arbitrators, shall be shared equally unless otherwise awarded by the arbitrators.

                          (iii) Nothing in this Section 10(g) shall limit or delay the right of the Purchaser to exercise the remedies available to it under the Certificate of Designation.

         IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

                                       INLAND RESOURCES INC.



                                       By: /s/ KYLE R. MILLER
                                          -------------------------------------
                                       Name:   Kyle R. Miller
                                            -----------------------------------
                                       Title:  President / CEO
                                             ----------------------------------


                                       JOINT ENERGY DEVELOPMENT INVESTMENTS
                                       LIMITED PARTNERSHIP

                                       By:      Enron Capital Management Limited
                                                Partnership, its General Partner

                                       By:      Enron Capital Corp., its
                                                General Partner


                                       By: /s/ CLIFFORD P. HICKEY
                                          -------------------------------------
                                       Name:   Clifford P. Hickey
                                            -----------------------------------
                                       Title:  Vice President
                                             ----------------------------------